EXHIBIT 99
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FOR IMMEDIATE RELEASE
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Contact:   Raymond Martz, Vice President of Finance/Investor Relations
           --Bethesda +301/941-1516



  LASALLE HOTEL PROPERTIES ANNOUNCES PUBLIC OFFERING OF $87.0 MILLION
        10-1/4% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES


     BETHESDA, MD, MARCH 1, 2002 -- LaSalle Hotel Properties (NYSE: LHO) today announced the public offering of $87.0 million Series A Cumulative Redeemable Preferred Shares ("Preferred Shares"), with a fixed distribution rate of 10.25% per year. The offering is expected to close on March 6, 2002. The Preferred Shares will be redeemable at a price equal to the $25.00 per share liquidation preference, plus any accumulated, accrued and unpaid distributions on or after March 6, 2007. The annual distribution for the Preferred Shares will be $2.5625 per share. Preferred shareholders of record on April 1, 2002, will receive a pro rata cash distribution payable on April 15, 2002; subsequent quarterly distributions will be payable in arrears on or about the 15th day of each January, April, July and October. The Company expects to list the preferred shares on the New York Stock Exchange. The net proceeds of the offering will be used to repay existing indebtedness under the Company's senior unsecured credit facility or to fund the completion of the DC Boutique Collection redevelopment program.

      "We are delighted with the tremendous success of the Company's first preferred equity raise. The original transaction size of $30 to $50 million was increased due to very strong investor interest in the offering.

As a result of the increased offering, the Company is reducing its 2002 Comparable FFO outlook to $1.80 to $1.90 per share," said Hans Weger, Chief Financial Officer of the Company. "We believe this type of equity is an important part of our capital structure as it strengthens our balance sheet, decreases interest costs and provides flexibility for future growth opportunities."

     The offering was led by Raymond James, with Legg Mason Wood Walker Incorporated, Prudential Securities Incorporated and SG Cowen participating as co-managers. In addition to the 3,480,000 shares offered, the Company has granted the underwriters an option to purchase up to an additional 520,000 shares to cover over-allotments, if any.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,900 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.




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     Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2000 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.




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ADDITIONAL CONTACTS:


Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com